Exhibit 10.7

SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE (“Agreement”) is between Mark Ansorge (“you”) and Warner Music Inc. (“Company”).  You and Company agree as follows:

1. Separation Date. Your employment with Company will end on December 17, 2013 (the "Separation Date").  As of that date, you will have no further authority or responsibilities as an employee of Company. Also as of that date, (i) the at-will letter agreement between you and Company dated December 17, 2012 (the "At-will Agreement") will be terminated, with no liability to either you or Company, except as specifically set out in this Agreement and (ii) you shall also resign as an officer of Company and its subsidiaries and affiliates (if applicable) by further agreeing to execute promptly, at the request of Company, any additional documents necessary to effectuate this provision (if applicable).

2. Separation Benefits. The following separation benefits are in exchange for, and subject to, the promises you are making in this Agreement, and specifically the release in Paragraph 5(a), provided that this Agreement is executed in full no later than 21 calendar days following the date you receive this Agreement and not revoked pursuant to Paragraph 14(c) below:

(a) Severance Payment. Company will pay you severance in the form of salary continuation, consistent with regular payroll practices.  The severance will equal a total of $371,100 (less applicable withholdings),which represents the sum of (i) the severance payment equal to $318,750 as set forth in Paragraph 8 of the At-will Agreement and (ii) an additional severance payment equal to $52,350.  Such payments shall commence on the next possible pay cycle following the Separation Date, at the same salary rate as was in effect as of your Separation Date, for the applicable period as is necessary to cause the full amount due to be paid; provided, that such period shall not exceed fifty-two weeks (such period, the “Payment Period”); provided further that (i) the first installment shall not be paid prior to the first possible payroll cycle after the Release becomes non-revocable or (ii) the first of the installments of your severance pay shall be paid on the first payroll cycle after the seventieth (70th) day following the Separation Date, and in each case will include any installments that would previously have been paid if the Release had been effective on the Separation Date. Following the delivery of an executed release pursuant to Paragraph 5(a), you shall have no duty to seek substitute employment, and Company shall have no right of offset against any amounts paid to you under this section with respect to any compensation or fees thereafter received by you from any employment thereafter obtained or consultancy arrangement thereafter entered into by you; provided, however, if you become re-employed with any Warner Music Inc. company before the end of the Payment Period, your severance pay will stop as of the date you begin that employment.

(b) Annual FCF Bonus. In addition to the separation benefits set forth above, Company shall pay to you your accrued Annual FCF Bonus (as defined in the Amended and Restated Warner Music Group Corp. Senior Management Free Cash Flow Plan, effective January 1, 2013, as amended (the “FCF Plan”)) for the 2013 Plan Year (as defined in the FCF

Plan), payable in two installments as provided in the Plan: (x) in an amount equal to $165,300 (less applicable withholdings) which shall be paid by December 31, 2013 and (y) an additional sum equal to $55,100 (less applicable withholdings), payable when Annual FCF Bonuses are generally payable to FCF Plan participants with respect to the 2013 Plan Year but in no event later than March 15, 2014.

(c) COBRA. During the period commencing immediately after the Separation Date and through the last day of the calendar month in which your termination occurs (such period, the “Benefits Period”), Company shall continue to provide you and your eligible family members with medical health insurance coverage, including dental and vision insurance coverage under the group insurance plan maintained by Company (“Benefits Coverage”) in accordance with the terms of the applicable plans, to the extent that you had elected for such coverage prior to the Separation Date. Following the Benefits Period, you may have the right, in accordance with and subject to the Consolidated Omnibus Budget Reconciliation Act, as amended (“COBRA”), at your expense, to elect to continue your and/or your dependents’ Benefits Coverage for such period of time as required under COBRA.  Further information regarding COBRA’s coverage, including enrollment forms and premium quotations, will be sent to you separately.

(d) Outplacement. Company shall provide you with 6 months of outplacement assistance with Partner’s International, in accordance with Company policy; provided, that, you must [begin to] engage in outplacement services within 6 months of the Separation Date and you may only begin to do so after Company receives a fully executed copy of this Agreement that you have not revoked pursuant to Paragraph 14(c).  You will not receive any payment in lieu of outplacement services.

3. Vacation Pay. Company will pay you any accrued and unused vacation time and personal time through the Separation Date, in each case in accordance with Company’s policies.

4. No other Payments or Benefits. You acknowledge and agree that, other than the payments and benefits expressly set forth in this Agreement, you have received all compensation to which you are entitled from Company, and you are not entitled to any other payments or benefits from Company Group (as hereinafter defined), including without limitation, with respect to the At-will Agreement, the FCF Plan, that certain Award Agreement, dated December 3, 2013, between you and Company (the “Special DEU Agreement”), and the Limited Liability Company Agreement of WMG Management Holdings, LLC, dated January 1, 2013, as amended (the “LLC Agreement”).

5. Mutual Waiver and Release.

(a) Waiver and Release by You. You agree that you are not otherwise entitled to receive the separation benefits described in Paragraph 2, and that these benefits are sufficient consideration for the following Waiver and Release.

(i) In exchange for the payments and other benefits you are receiving under this Agreement, you agree to waive, release and forever discharge Company, WMG Management Holdings, LLC, each of their respective successors, parents, subsidiaries and affiliates, and their respective directors, officers, agents, representatives and employees (collectively, the “Company Group”) from all claims of any kind.  You release Company Group from liability for any claims or damages you may have against it as of the date you sign this Agreement, whether those claims are known to you or unknown (notwithstanding any state or local statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated claims), except for claims that cannot be waived or released under the law.  Your release includes any rights you may have with respect to any deferred equity, matching equity units, or any other awards or compensation under the FCF Plan, the Special DEU Agreement or the LLC Agreement or any claims relating to the At-will Agreement, your employment with Company, your benefits through Company, or the termination of your employment, whether arising under common law, federal, state or local law, regulation, ordinance or order.  Examples of claims waived and released by you including but not limited to any alleged violation of the following laws and other sources of legal rights, as amended:

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;
•	the Employee Retirement Income Security Act of 1974 (“ERISA”) (except for any vested benefits under any tax qualified benefit plan);
•	the Immigration Reform and Control Act of 1986, as amended;
•	the Americans with Disabilities Act of 1990, as amended;
•	the Age Discrimination in Employment Act of 1967, as amended;
•	the Worker Adjustment and Retraining Notification Act, as amended;
•	the Genetic Information Non-discrimination Act, as amended;
•	the Occupational Safety and Health Act, as amended;
•	the Rehabilitation Act of 1973;
•	the Fair Credit Reporting Act;
•	the Sarbanes-Oxley Act of 2002, to the extent permitted by law;
•	Title VII of the Civil Rights Act of 1964, as amended;
•	the Civil Rights Act of 1991, as amended;
•	the New York Human Rights Law;
•	the New York Executive Law;
•	the New York Labor Law;
•	the New York Civil Rights Law;
•	the New York Equal Pay Law;
•	the New York Whistleblower Law;
•	the New York Legal Activities Law;

•	the New York Wage-Hour and Wage Payment Laws and Regulations;
•	the New York Minimum Wage Law;
•	the New York Occupational Safety and Health Laws;
•	the Non-discrimination and Anti-retaliation Provisions of the New York Workers’ Compensation Law and the New York State Disabilities Benefits Law;
•	the New York State Worker Adjustment and Retraining Notification Act;
•	the New York City Administrative Code and Charter;
•	any other federal, state, local or other law, or any other federal, state or local law, rule, regulation, constitution, code, guideline or ordinance;
•	any public policy, contract, tort law or common law;
•	or any statute, common law, agreement or other basis for seeking or recovering any award of costs, fees or other expenses, including but not limited to attorneys’ fees and/or costs.

(ii) Nothing in this Waiver and Release prevents you from filing a charge with an administrative agency or cooperating with the investigation of such a charge.  However, you waive your right to any personal relief for claims that you have released, including lost wages, salary, benefits, money damages, attorneys’ fees, costs, reinstatement or any other legal or equitable relief.  You waive such personal relief even if it is sought on your behalf by an agency, a governmental authority, or a person claiming to represent you and/or any member of a class.

(b) Waiver and Release by Company. Company waives, releases, and forever discharges you from all claims Company may have against you under any common law, federal, state or local law, regulation, ordinance or order, arising out of your employment with Company as of the date it signs this Agreement; provided that such released claims shall not include any claims to enforce Company’s rights under, or with respect to, this Agreement, including the restrictive covenants described in Paragraph 12 (and for the avoidance of any doubt, the terms of the agreements referred to herein which remain in full force and effect).

6. No Admission. You and Company each acknowledge that nothing in this Agreement is an admission of liability or wrongdoing by either you or Company.

7. Confidentiality and Non-Disclosure. You shall not at any time exploit, use, sell, publish, disclose, or communicate to any person, corporation or entity, either directly or indirectly, any trade secrets or confidential information regarding Company Group, including, without limitation, the terms of any agreements including this Agreement between Company or any of its affiliates and any third party (except that you may disclose the financial terms of this Agreement to tax authorities, and to your attorneys and accountants). You shall not during the one-year period following the date hereof, without the prior written approval of the Vice-President,

Communications and Marketing for Warner Music Group, discuss any “Company Topic” (as defined below) with any press or media representative, nor shall you provide any information regarding any Company Topic to any press or media representative. “Company Topic” shall mean any matter relating to Company or its affiliates, including any of their respective employees or artists.

8. Cooperation. To the extent allowed by law, you agree to cooperate reasonably and truthfully with Company in the prosecution, defense or pursuit of any matter in which you were involved during your employment.  You also agree not to voluntarily aid or assist any legal action or proceeding filed by third parties against Company, unless your participation is required under the law.

9. Protected Disclosures and Statements. Nothing in this Agreement prohibits you from responding truthfully to a lawfully-issued subpoena, court order, or other binding request by a regulatory agency or governmental authority.  However, you agree to notify the General Counsel of Warner Music Group within 24 hours of receiving a subpoena or court order to publish or disclose any trade secrets or Confidential Information.

10. Return of Property. You agree to promptly return to Company all property of Company in your possession, including, but not limited to:  keys, identification cards, files, records, credit cards, electronic equipment, and books and manuals issued to you by Company.

11. Card Pay-Off Requirement. You acknowledge that any outstanding balances on corporate credit cards provided to you by Company have been paid in full, or will be fully paid prior to the due date specified by the credit card provider.  Company reserves the right to cease payment of separation benefits under this Agreement if Employee's corporate credit card balance is not paid off in full within 7 days of the due date.

12. Restrictive Covenants. You hereby agree that you shall comply with and be subject to the Restrictive Covenants set forth in Section 3.6 of the LLC Agreement in accordance with the terms thereunder.

13. Indemnity. Company shall indemnify you against expenses (including but not limited to final judgments and amounts paid in settlement to which Company has consented in writing, which consent shall not be unreasonably withheld) in connection with litigation against you arising out of the performance of your duties to Company during the term of your employment prior to the Separation Date; provided that (i) the foregoing indemnity shall only apply to matters for which you perform your duties for Company in good faith and in a manner you reasonably believe to be in or not opposed to the best interests of Company and not in contravention of the instructions of any senior officer of Company and (ii) you shall have provided Company with prompt notice of the commencement of any such litigation. Company will provide defense counsel selected by Company. You agree to cooperate in connection with any such litigation.

14. Representations and Effective Date.

(a) Consideration Period. You understand that this Agreement is a legally binding document under which you are giving up certain rights, including any rights you have or may have under the Age Discrimination in Employment Act of 1967 and the Older Workers Benefit Protection Act of 1990 arising from your employment with Company, the termination of that employment or any other dealings of any kind between you and Company Group as of the date you sign this Agreement unless you have revoked this Agreement pursuant to Paragraph 14(c), in consideration for the monies and/or benefits specified in Paragraph 2 above.   You acknowledge that you have been advised to discuss this Agreement with an attorney and other professional persons unrelated to Company before you sign it, and that you have been given the time necessary to seek such advice and counsel.  You have had at least 21 days to consider this Agreement, or if you have executed and returned this Agreement to Company prior to the expiration of the 21 day period, you have done so voluntarily.  You also agree that the 21-day consideration period will not restart if changes, material or immaterial, are made to this Agreement, and you waive any right you might have to restart the running of the 21-day consideration period.  You acknowledge that you have read this Agreement and that you have signed this Agreement freely and voluntarily, with full knowledge of all material facts.

(b) Release. You acknowledge and agree that the waiver and release in Paragraph 5(a) is an essential and material term of this Agreement and that without such waiver and release Company would not have agreed to the terms of this Agreement.  You further agree that in the event that you should bring a claim seeking damages against the Company Group, or in the event that you should seek to recover against the Company Group in any claim brought by a governmental agency on your behalf, the release in Paragraph 5(a) shall serve as a complete defense to such claims to the maximum extent permitted by law.  You further agree that you are not aware of any pending claim, or of any facts that could give rise to a claim, of the type described in Paragraph 5(a) as of the execution of this Agreement.  You acknowledge that you may hereafter discover claims or facts in addition to or different than those which you now know or believe to exist with respect to the subject matter of the release set forth in Paragraph 5(a) and which, if known or suspected at the time of entering into this Agreement, may have materially affected this release and your decision to enter into it.

(c) Revocation Period. You understand you may revoke this Agreement within 7 days of its execution, by notifying Company in writing of your desire to revoke the Agreement.  If you revoke this Agreement, the Agreement will have no legal effect, but your termination of employment with Company shall still be effective.  Any revocation within this period must be submitted, in writing, to Paul Robinson, Executive Vice President and General Counsel and must state: “I hereby revoke my acceptance of our Separation Agreement and Release.”  The revocation must be either: (a) personally delivered to Paul Robinson, Executive Vice President and General Counsel, Warner Music Inc., 75 Rockefeller Plaza, New York, NY 10019, within 7 calendar days after you sign the Agreement; (b) mailed to Paul Robinson, Executive Vice President and General Counsel, at the address specified above by First Class United States mail and postmarked within 7 calendar days after you signs this Agreement; or (c) delivered to Paul Robinson, Executive Vice President and General Counsel, at the address specified above through a reputable overnight service with documented evidence that it was sent within 7 calendar days after you signed the Agreement.  The provisions of this Agreement, including any payments due to you, are not binding on Company until eight days after the execution of this Agreement by you.  This Agreement will become binding and enforceable on the eighth day after it is signed by you.

15. Complete Agreement. This Agreement reflects the final and complete Agreement between you and Company with respect to the subjects addressed by it.  This Agreement supersedes any and all prior agreements between you and Company, including without limitation, the At-will Agreement, the FCF Plan, the Special DEU Agreement and the LLC Agreement.  No modification or waiver of the terms of this Agreement will be valid unless made in writing and signed by an officer of Company and you.

16. Severability. If any provision of this Agreement is ruled invalid, that will not affect any other provisions of this Agreement that can be given effect without the invalid provision.  The provisions of this Agreement are severable.

17. Choice of Law. This Agreement will be governed by and construed according to the laws of the State of New York, without regard to any choice of law provisions. In the unlikely event that differences arise between the parties related to or arising from this Agreement that are not resolved by mutual agreement, to facilitate a judicial resolution and save time and expense of both parties, the Company and you agree not to demand a trial by jury in any action, proceeding or counterclaim.

18. 409A Statement. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted in a manner intended to comply with Section 409A of the Code (and any related regulations or other pronouncements).  Amounts payable under this Agreement shall be deemed not to be a “deferral of compensation” subject to Section 409A of the Code to the extent provided in the exceptions set forth in Treas. Reg. Section 1.409A-1(b)(4) (“short-term deferrals”) and Treas. Reg. Section 1.409A-1(b)(9) (“separation pay plans”) and other applicable provisions of Treas. Reg. Section 1.409A-1 through A-6.  References under this Agreement to a termination of your employment shall be deemed to refer to the date upon which you have experienced a “separation from service” within the meaning of Section 409A of the Code.  Notwithstanding anything herein to the contrary, if any payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by Company, that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to you under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code. For the avoidance of doubt, any continued health benefit plan coverage that you are entitled to receive following your termination of employment is expected to be exempt from Section 409A of the Code and, as such, shall not be subject to delay pursuant to this Paragraph.

If the foregoing correctly sets forth our understanding, please sign below and return this Agreement to Company.

Date:	12/16/13		/s/ Mark Ansorge
Mark Ansorge

WARNER MUSIC INC.

Date:	12/16/13	By:	/s/ Paul Robinson